EXHIBIT 10.59

December 14, 2020

Louise Rodino-Klapac, Ph.D.

Dear Louise,

On behalf of Sarepta’s entire management team, I would like to congratulate you on your promotion to EVP, Chief Scientific Officer. Your new 2020 annual base salary will be $550,000, subject to applicable taxes and withholdings. Your new salary will be effective on December 14, 2020 and will be paid on a pro rata basis for 2020. It will be paid on a bi-weekly basis, starting with the next respective payroll.

You will continue to be eligible to participate in Sarepta’s annual bonus program. The target bonus opportunity for your new position is 50% of your base salary. For 2020, the bonus will be prorated as follows: the bonus for the first 11 months of 2020 will be calculated off your current annual base salary and a target bonus of 45% of your base salary, and the last month of 2020 will be calculated off your new annual base salary and a target bonus of 50% of your base salary. The actual amount of such bonus, if any, will be determined by Sarepta in its sole discretion, based on your performance and that of Sarepta against goals established by the Board. You must be employed through the date bonuses are disbursed to employees and have not given notice of intent to terminate in order to be eligible for the bonus. Additional details regarding Sarepta’s bonus program are available on the Nucleus.

You will also be granted an option to purchase 25,000 shares of Sarepta common stock pursuant to Sarepta’s 2018 Equity Incentive Plan (the “Option”). The Option will be granted on December 14, 2020 and its exercise price will equal the closing sales price of Sarepta’s common stock as reported by The NASDAQ Global Market on the date of grant.

The Option will vest as follows: Twenty-five percent of the shares of common stock underlying the Option will vest and become exercisable on the first anniversary of the date of grant, and 1/48th of the shares of common stock underlying the Option will vest and become exercisable on each monthly anniversary of such date of grant thereafter, such that the Option will be fully vested and exercisable on the fourth anniversary of such date of grant.

Thank you for your hard work and dedication to Sarepta. Together we will accomplish great things!

Best wishes,

/s/ Joan Nickerson

Joan Nickerson

SVP, Human Resources